EX 99.28(p)(14)(ii)

Policy Statement

This policy outlines the process where an employee of The Boston Company Asset Management, LLC (“TBCAM”) intends to engage in trading in a personal account and/or a beneficially owned personal account. TBCAM has adopted The Bank of New York Mellon Corporation Personal Securities Trading Policy and Code of Conduct (collectively, the “Code”) and the CFA Asset Manager Code of Professional Conduct. The Code and CFA Code of Professional Conduct are attached as Exhibit A & B, respectively.

Policy Details

The Personal Trading Policy applies to all TBCAM employees (each, an “Employee”) and any of their beneficially owned personal accounts.

New Employee Process

Upon commencement of employment at TBCAM each new Employee must acknowledge in writing, that they will comply with the Code. All TBCAM Employees are classified as an Investment Employee (“IE”), and portfolio managers and research analysts will receive an additional classification as either an Access Decision Maker (“ADM”) or Microcap Access Decision Maker (“MCADM”). A TBCAM Compliance Officer (“CO”) will also periodically review the status of and reclassify Employees whose responsibilities have changed due to promotion or change of duties.

A CO will review the policy with all newly hired Employees, either in a group setting or individually. Periodically, or upon request, the CO may offer additional review sessions.

A CO will also contact all newly hired temporary employees, contractors and consultants (“Contractors”) to have them certify their compliance with the Code of Ethics and determine whether or not the Contractor will be required to pre-clear and/or report personal security holdings.

Within 10 calendar days of employment, Employees are required to submit to The Bank of New York Mellon Corporation Ethics Office (“Ethics Office”) a copy of their beneficially owned accounts and reportable holdings in those accounts via the automated Personal Trading Assistant (“PTA”), a web based third party application. Although the Ethics Office will request duplicate statements and confirms from Employees’ brokers, Employees are ultimately responsible for ensuring that their broker(s) send the duplicate confirms and statements to the Ethics Office. All TBCAM employees are required to maintain all beneficially owned accounts with an approved broker.

Employee non-discretionary/managed accounts do not have to be disclosed in PTA. However, employees with non-discretionary/managed accounts must notify a CO of the account(s), complete a Managed Account Request Form prior to opening such an account(s), complete an annual certification for the account(s) and provide quarterly statements on the account(s) as requested.

Pre-clearance Process

Employees who wish to place a personal securities transaction for a reportable security, as defined in the Code (collectively, a “Transaction”) must first request and receive approval to do so by accessing the PTA and completing and submitting a Pre-Trade Authorization Form (“PTAF”). Approved Transactions must be executed no later than the end of the next business day.

Requests will be denied for Transactions for which trades are pending in the same security in a client account and for at least two business days after trades were executed in the same security in a client account, subject to certain deminimis exceptions as more fully explained in the Code. Moreover, Portfolio Managers are prohibited from trading in a security for seven days before and after trades in that security are executed in client accounts he or she manages.

Also, requests will be denied for the following types of Transactions or any other Transactions prohibited in the Code but not listed here:

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Personal Trading Policy

1.	IPO’s (subject to certain exceptions outlined in the Code);
2.	Securities on TBCAM’s restricted list (subject to certain deminimis exceptions outlined in the Code);

3.	Short sales of Bank of New York Mellon securities;
4.	Option transactions involving Bank of New York Mellon securities;
5.	Sales of Bank of New York Mellon securities within 60 days of purchase (except in extreme hardship cases); or
6.	Purchases of Bank of New York Mellon securities on margin.

Backup Manual Pre-clearance Process

If the PTA is or will be inoperable for an extended period of time the CO may allow Employees to pre-clear their Transactions through a manual process facilitated by the TBCAM Compliance Department. All such pre-clearance requests must be made using the TBCAM Manual Pre-clearance Request Form (“Form”).

Upon receipt of a completed Form, the CO (or a designee) shall review the request using the TBCAM order management system and any restricted lists. The CO (or a designee) will provide the Employee with notice, in writing, of the determination of the request. Copies of all Forms will be forwarded to the Ethics Office to ensure all executed trades were approved and compliance with the short term profit rule.

Transaction Review Process

The Ethics Office compares pre-clearance requests to the duplicate confirms received from Employees brokers. The Ethics Office conducts the comparison to ensure all Transactions were approved and in compliance with the 60 day short term profit rule on opposite transactions in the same security. Any exceptions are reported to the CO.

Quarterly Transaction Review Process

Each Employee is required to file, via the PTA, a Personal Quarterly Transaction Report (QTR). A QTR must be filed for any full or partial quarter in which the Employee was employed at TBCAM. In addition, each Employee who is also an ADM is required to file an ADM Quarterly Transaction Report which includes, among other things, additional information regarding any Transactions that may conflict with trades in their client’s accounts.

All Transactions listed on Employee QTRs will be reviewed in an effort to assist Compliance personnel in ensuring that personal trading is being conducted in compliance with the Code. More specifically, the purpose of the review is to assist Compliance personnel in monitoring personal trading for “front running” “7-Day Blackout violations (as a backup to the PTA system) and assist in identifying patterns of trading by Employee(s) that may lead to further review or require ongoing detailed monitoring.

The CO (or a designee), acting together with the Ethics Office and senior TBCAM management will take all necessary and appropriate actions for any detected Code violations.

Private Placement Review

Private Placements require the approval of the Employee’s Manager, TBCAM’s CEO, the TBCAM Compliance Department and the Bank of New York Mellon Investment Ethics Council

Any Employee who seeks to invest in a private placement must complete the Placement Form (“PP Form”) and submit the completed PP Form to a CO. Decisions relative to such investments are based on the specific facts and circumstances.

The CO will provide the completed PP Form to the Employee’s manager and to TBCAM’s CEO for review of the proposed Employee transaction. Upon approval by the Employee’s manager and TBCAM’s CEO, the CO will forward the PP Form to the Ethics Office for final review by the Bank of New York Mellon Investment Ethics Council. Please see the Employee Investments in TBCAM Advised Hedge Funds Policy for additional steps that are required when requesting to invest in a TBCAM advised hedge fund.

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Personal Trading Policy

Sanctions

Employees who are not in compliance with this policy may be subject to sanctions. These sanctions may include, but are not limited to, disgorgement of any profit or any other financial sanction, a warning, probation, suspension or termination of employment.

Michael McManus, Krisanne Padovani, and Jennifer Cassedy are authorized to preclear transactions in the PTA system.

Appropriate disciplinary action will be taken for failure to comply with the requirements of this policy, which could include termination of employment.

Policy Content Owners

The Compliance Department

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Personal Trading Policy

Exhibit A

The Bank of New York Mellon Corporation Personal Securities Trading Policy and the Code of Conduct (“The Code”)

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Personal Trading Policy

Exhibit B

CFA Asset Manager Code of Professional Conduct

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